Exhibit 99.1

NEWS
Public Relations

470 Park Avenue South, New York, NY 10016 (212) 725-4500

Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President & Chief Financial Officer	212-725-4500
631-200-2020	carlh@schwartz.com

NBTY TO WEBCAST PRESENTATION

WEDBUSH SECURITIES CALIFORNIA DREAMIN’ MAC CONFERENCE

-ANNOUNCES PRELIMINARY UNAUDITED NET SALES RESULTS FOR NOVEMBER 2009-

RONKONKOMA, N.Y. — December 7, 2009 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced that it will web cast the presentation by Harvey Kamil, President and Chief Financial Officer of NBTY, at the Wedbush Securities California Dreamin’ Mac Conference in Santa Monica on Tuesday, December 8, 2009.

The presentation is scheduled to be web cast live on the Company Web site, www.nbty.com, on Tuesday, December 8 at 7:00PM Eastern Time.

NBTY’s preliminary unaudited net sales results for the month of November 2009 by segment are as follows:

NET SALES

(Preliminary and Unaudited)

FOR THE MONTH OF NOVEMBER

($ In Millions)

	2009	2008	% Change

Wholesale / US Nutrition	$147	$118	25%

North American Retail	$17	$16	7%

European Retail	$57	$49	17%

Direct Response / E-Commerce	$19	$15	26%

Total	$240	$198	22%

North American Retail same store sales increased 6% for the month.  European Retail same store sales increased 6% and total net sales increased 8% for the month, in local currency (British Pound Sterling).

NBTY’s preliminary unaudited net sales results for the two-month period of October and November 2009 by segment are as follows:

NET SALES

(Preliminary and Unaudited)

FOR THE TWO MONTHS OCTOBER AND NOVEMBER

($ In Millions)

	2009	2008	% Change

Wholesale / US Nutrition	$295	$251	18%

North American Retail	$34	$32	8%

European Retail	$117	$103	13%

Direct Response / E-Commerce	$36	$34	5%

Total	$482	$420	15%

North American Retail same store sales increased 7% for the two-month period of October and November 2009.  European Retail same store sales increased 8% and total net sales increased 12% for the two-month period of October and November 2009, in local currency (British Pound Sterling).

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 25,000 products, including products marketed by the Company’s Nature’s Bounty(R) (www.NaturesBounty.com), Vitamin World(R) (www.VitaminWorld.com), Puritan’s Pride(R) (www.Puritan.com), Holland & Barrett(R) (www.HollandAndBarrett.com), Rexall(R) (www.Rexall.com), Sundown(R) (www.SundownNutrition.com), MET-Rx(R)  (www.MetRX.com), Worldwide Sport Nutrition(R) (www.SportNutrition.com), American Health(R) (www.AmericanHealthUS.com), GNC (UK)(R) (www.GNC.co.uk), DeTuinen(R) (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU (R) (www.SISU.com), Solgar(R) (www.Solgar.com), Good ‘n’ Natural(R) (www.goodnnatural.com), Home Health™ (www.homehealthus.com), Julian Graves, and Ester-C (R)(www.Ester-C.com) brands.  NBTY routinely posts information that may be important to investors on its web site.